THIS NOTE AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CNS RESPONSE, INC.
PROMISSORY NOTE

$______________	August 20, 2010
Aliso Viejo, California

FOR VALUE RECEIVED, CNS Response, Inc., a Delaware corporation (the “Company”), promises to pay to _______________ (“Investor”, or “Noteholder”), or its registered assigns, in lawful money of the United States of America, the principal sum of ________________________ ($____________), together with a single payment of accrued interest calculated based on the actual days outstanding and a 360 day year at a rate of ___ percent (__%).  Such interest shall be paid pursuant to Section 2 below (“Interest Payment”).  All unpaid principal, together with the accrued interest and other amounts payable under this Secured Promissory Note (this “Note”) shall be due and payable, unless earlier converted in accordance with Section 6 hereof, on the earliest of (i) the maturity date of December 15, 2010 (“Maturity Date”), (ii) upon prepayment of this Note pursuant to Section 3 below, (iii) the closing of a financing in which the aggregate proceeds to the Company are not less than $3,000,000 (which, for the purposes of clarity, shall include a financing transaction that involves multiple closings), or (iv) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are made due and payable in accordance with the terms hereof.   Repayment of the outstanding debt under this Note is guaranteed by SAIL Venture Partners, LP (“Guarantor”) as per a separate Guaranty executed by the Guarantor.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which the Company and Investor agree:

1.  Definitions.  As used in this Note, the following capitalized terms have the following meanings:

(a)  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b)  “Closing Bid Price” and “Closing Sale Price” mean, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg Financial Markets, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg Financial Markets, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotations Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Noteholder.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(c)  “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(d)  “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(e)  “Exchange Act Filings” shall mean the filings made by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, including but not limited to the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, the Quarterly Reports on Form 10-Q for the periods ended December 31, 2009 and March 31, 2010 and all periodic reports on Form 8-K.

(f)   “Investor” shall mean the Person specified in the introductory paragraph of this Note or any other Person who is the registered holder of this Note.

(g)  “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(h)  “Outstanding Debt” shall mean, as of a particular time, the sum of (i) the then outstanding principal amount of this Note and (ii) the amount of interest due pursuant to the Interest Payment.

(i)   “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(j)   “Principal Market” means the OTC Bulletin Board or principal stock exchange or trading market for the Common Stock, if any.

(k)  “Securities Act” shall mean the Securities Act of 1933, as amended.

(l)   “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such equity is owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

(m) “Trading Day” means any day on which the Common Stock is traded on the Principal Market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

2.  Interest Payment.  Subject to Section 3, the Interest Payment shall be payable at the same time the principal amount of the Note is repaid as described in the first paragraph hereof.

3.  Prepayment.  This Note may be prepaid, in whole or part, at any time by the Company.  All prepayment amounts shall first be applied to any accrued interest with the remainder applied towards the outstanding principal (“Full Prepayment” or “Partial Prepayment”).  Investor agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed along with an indemnity with respect thereto in a form satisfactory to the Company) at the closing of the Full Prepayment for cancellation or Partial Prepayment for the appropriate principal adjustment; provided, however, that upon Full Prepayment of the amounts set forth above with respect to the Outstanding Debt, the Outstanding Debt shall be deemed satisfied and paid in full and the Company shall have no other obligation with respect to the Outstanding Debt, whether or not this Note is delivered for cancellation as set forth in the preceding sentence.

4.  Notice of Defaults.  The Company shall furnish to Investor written notice of the occurrence of any Event of Default hereunder promptly following the occurrence thereof.

5.  Events of Default.

(a)   The occurrence of any of the following shall constitute an “Event of Default”:

(i)         Failure of the Company to pay the principal or the Interest Payment on this Note when due.

(ii)        Failure of the Company to perform or observe any covenant or agreement as required by this Note and continuation of such failure for a period of ten (10) days following written notice from Investor.

(iii)       The Company makes a general assignment for the benefit of creditors.

(iv)       Any proceeding is instituted by or against the Company seeking to adjudicate it bankrupt or insolvent, and such proceeding is not dismissed within sixty (60) days.

(v)        The entry against the Company of a final judgment, decree or order for the payment of money in the excess of $25,000 and the continuance of such judgment, decree or order unsatisfied for a period of thirty (30) days without a stay of execution.

(vi)       Any representation or warranty of the Company made in this Note is proven not to have been true and correct in any material respect as of the date of this Note.

(b)   If an Event of Default occurs and is continuing, Investor may exercise any or all of the following rights and remedies:

(i)          Declare the Note and the Interest Payment be immediately due and payable, and upon such declaration, the Note and the Interest Payment shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived.

(ii)         Exercise any and all other rights and remedies available to Investor and otherwise available to creditors at law and in equity.

6.  Conversion. The Notes shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 6.

(a) Conversion Right.  At any time or times on or after the date hereof, the Noteholder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 6(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock equal to or in excess of one half of one share, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of the Noteholder) that may be payable with respect to the issuance and delivery of shares of Common Stock to the Noteholder upon conversion of any Conversion Amount.

(b)  Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 6(a) (the “Conversion Rate”) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price.

“Conversion Amount” means the sum of (A) the portion of the principal to be converted, redeemed or otherwise with respect to which this determination is being made and (B) accrued and unpaid interest with respect to such principal.

“Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $0.50, subject to adjustment as provided herein.

(c)  Mechanics of Conversion.

(i)       Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Noteholder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 4:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 6(c)(ii), cause the Note to be delivered to the Company as soon as practicable on or following such date.  On or before 4:00 p.m., New York Time, on the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Noteholder (at the facsimile number provided in the Conversion Notice) and the Company’s transfer agent, if any (the “Transfer Agent”).  On or before 4:00 p.m., New York Time, on the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Noteholder or its designee, for the number of shares of Common Stock to which the Noteholder shall be entitled.  If the Note is physically surrendered for conversion as required by Section 6(c)(ii) and the outstanding principal of the Note is greater than the principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of the Note and at its own expense, issue and deliver to the Noteholder a new Note representing the outstanding principal not converted.  The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)      Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of the Note in accordance with the terms hereof, the Noteholder shall not be required to physically surrender the Note to the Company unless (A) the full Conversion Amount represented by the Note is being converted or (B) the Noteholder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of the Note.  The Noteholder and the Company shall maintain records showing the principal and interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Noteholder and the Company, so as not to require physical surrender of the Note upon conversion.

7.  Rights upon Issuance of Other Securities

(a)  Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)  Adjustment of Conversion Price upon Subdivision or Combination of Common Stock; Stock Dividends.  If the Company at any time, or from time to time, subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time, or from time to time, combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Any adjustment under this Section 7(b) shall become effective at the close of business on the date the subdivision or combination becomes effective or, in the case of a stock dividend or distribution, the date of such event.

(c)           (i)           Adjustment of Conversion Price upon Cash Dividends and Distributions.  If the Company at any time, or from time to time, pays a dividend or makes a distribution in cash to the record holders of any class of Common Stock, then immediately after the close of business on the day that the Common Stock trades ex-distribution, the Conversion Price then in effect shall be reduced to an amount equal to the product of (i) the Conversion Price in effect immediately prior to such dividend or distribution and (ii) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution by (B) the sum of (1) the Closing Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution plus (2) the amount per share of such dividend or distribution.  The Company shall not be required to give effect to any adjustment in the Conversion Price pursuant to this Section 7(c) unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward an adjustment), determined in accordance with this Section 7(c), shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereon be given effect.

(ii)           Adjustment of Conversion Price upon Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets.  If the Company at any time, or from time to time, distributes any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (1) dividends or distributions paid exclusively in cash or (2) dividends or distributions referred to in Section 7(b)) to the record holders of any class of Common Stock, then the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price then in effect and (B) a fraction of which the numerator shall be the Closing Sale Price share of the Common Stock on the record date fixed for determination of stockholders entitled to receive such distribution less the fair market value on such record date (as determined by the Company’s board of directors) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date) and of which the denominator shall be the Closing Sale Price per share of the Common Stock on such record date.  Notwithstanding the foregoing, if the securities distributed by the Company to the record holders of any class of Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit, the Conversion Price shall be decreased so that the same shall be equal to the rate determined by multiplying the Conversion Price in effect on the record date with respect to such distribution by a fraction the numerator of which shall be the average Closing Sale Price of one share of Common Stock over the Spinoff Valuation Period (as defined below) and of which the denominator shall be the sum of (x) the average Closing Sale Price of one share of Common Stock over the ten consecutive Trading Day period (the “Spinoff Valuation Period”) commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences on the Common Stock on the Principal Market or any national or regional exchange or market on which the Common Stock is then listed or quoted and (y) the average Closing Sale Price over the Spinoff Valuation Period of the portion of the securities so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the fifteenth Trading Day after the date on which “ex-dividend trading” commences.

(e)  Other Events; Other Dividends and Distributions.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall make in good faith an adjustment in the Conversion Price so as to protect the rights of the Noteholder under the Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(f)  Notice of Adjustment.  Whenever the Conversion Price is adjusted pursuant to this Section 7, the Company shall promptly mail notice of such adjustment to each Noteholder, which notice shall set forth the Conversion Price after adjustment, the date on which such adjustment became effective and a brief statement of the facts resulting in such adjustment.

(g)  Minimum Adjusted Conversion Price.  Notwithstanding anything to the contrary set forth in this Note, the Conversion Price shall not be less than $0.30.

8.  Successors and Assigns.  Subject to the restrictions on transfer described in Sections 10 and 12 below, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9.  Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Investor.  Any such amendment, waiver or modification effected in accordance with this paragraph shall be binding upon the Company and Investor.

10.Transfer of this Note.  With respect to any offer, sale or other disposition of this Note, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect, as applicable).  Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company.  This Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act.  The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.  Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company.  Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and the Premium Payment and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.  Notwithstanding the foregoing, Investor may assign this Note to an affiliated entity without the prior written consent of the Company so long as such assignment complies with applicable law.

11. Representations and Warranties.

(a)          Investor represents and warrants to the Company that:

(i)         Authorization.  Investor has full power and authority to enter into this Note.  This Note constitutes a valid and legally binding obligation of Investor, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(ii)        Accredited Investor.  Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(iii)       Investor has had an opportunity to read and review all Exchange Act Filings of the Company, has had an opportunity to ask questions of management of the Company and is fully aware of the risks attendant to an investment in the Note.

(b)          The Company represents and warrants to Investor that:

(i)         Existence of Company.  The Company is a duly organized Delaware corporation.  The Company is validly existing in all jurisdictions where it conducts its business.

(ii)        Authority to Execute.  The execution, delivery and performance by the Company of this Note are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, do not and will not conflict with any provision of law or organizational document of the Company (including its Certificate of Incorporation or Bylaws) or of any agreement or contractual restrictions binding upon or affecting the Company or any of its property and need no further stockholder or creditor consent.

(iii)       No Stockholder Approval Required.  No approval of the Company’s stockholders is required for the issuance of this Note or the granting of the security interest hereunder.

(iv)       Binding Obligation.  This Note is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

(v)        Litigation.  Except as previously disclosed to Investor and described in the Exchange Act Filings, no litigation or governmental proceeding is pending or threatened against the Company which may have a materially adverse effect on the financial condition,  operations or prospects of the Company, and to the knowledge of the Company, no basis therefore exists.

(vi)       Intellectual Property.  To the best of the Company’s knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others.  There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.

12. Assignment by the Company.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part (other than by operation of law) by the Company without the prior written consent of Investor.

13. Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth on the signature page hereto, or at such other address or facsimile number as a party shall have furnished to the other party in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

14. Employees and Agents.  Investor may take any action hereunder by or through agents or employees so long as such agents or employees are duly authorized to so act on behalf of the Investor.

15. Payment.  Payment shall be made in lawful tender of the United States.

16. Expenses; Waivers.  If this Note is not paid when due and Investor takes any action to enforce Investor’s rights hereunder, the Company shall promptly pay upon demand by Investor all such reasonable costs of collection, including reasonable attorneys’ fees, whether or not litigation is commenced.  The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.  The Company also shall pay for all attorney’s fees incurred by Investor related to the drafting and preparation of this Note.

17. Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

18. Effectiveness.  This Note shall become effective upon the execution by the Company and Investor.

[Remainder of Page Intentionally Left Blank]

The Company has caused this Note to be issued as of the date first written above and agrees to all the terms set forth above.

CNS RESPONSE, INC.

By:
Name: George Carpenter
Its: Chief Executive Officer

Address: 85 Enterprise, Suite 410

Aliso Vejo, CA 92656

Accepted and agreed:

INVESTOR:

Name and Position

Address:

EXHIBIT I

CNS RESPONSE, INC.
CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by CNS Response, Inc. (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:
Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:
Authorization:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)